Exhibit 10.2

August 27, 1997

Michael Duffy
34 Elderberry Lane
Duxbury, MA  02332

Dear Michael:

On behalf of Shiva Corporation, I am pleased to offer you the position of Senior Vice President, Worldwide Sales, reporting directly to me.

Your initial base compensation will be $8,653.85 bi-weekly, which is $225,000 annualized. Your 1997 bonus will be guaranteed at $175,000 prorated, pursuant to the Shiva Bonus Plan guidelines. Your 1998 bonus will be guaranteed at $87,500 with eligibility for a total bonus of $175,000 for the year. Your recurring compensation will include a base salary and an annual bonus based on the company meeting its operating plan and other objectives set between us and with the Board of Directors.
After the completion of 30 days of employment, you will receive a $50,000 hiring bonus.

Under the terms of the Shiva Corporation 1988 or 1997 Stock Option Plans, stock option grants are subject to approval and grant by the Compensation Committee of the Board of Directors. Shiva Corporation management will recommend to the Compensation Committee that you be granted an initial stock grant in the amount of 275,000 shares at the time of the next Compensation Committee meeting after your start date or via written consent in lieu of such meeting, according to the then current standard stock option terms and conditions. Your initial vesting schedule is as follows:

   68,750 (25%) will vest immediately upon date of grant
   17,187.5 (6.25%) will vest 15 months after date of grant, and 17,187.5 (6.25%) will continue to vest quarterly for the remaining eleven quarters thereafter.

In the event of a change of control of Shiva within one year of your start date, 50% of your outstanding options will vest immediately. In the event of a change of control of Shiva after one year of your start date, 100% of your outstanding stock options will vest immediately.

You are entitled to participate immediately upon your start date in our benefits programs. Shiva expects that you will be pleased with the company's medical and disability programs.

In the event of your involuntary termination other than for cause, you will be eligible to receive severance pay of $350,000.

This offer is contingent upon your compliance with the Immigration Reform and Control Act. In addition, enclosed is a Non-Disclosure Agreement and I-9 Form for your review that all Shiva employees are required to sign.

We look forward to your joining Shiva. If you have any questions, please do not hesitate to call me at (617) 270-8890.

Sincerely,


James Zucco
President & COO


Acceptance:                                    Date:
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